Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT
BETWEEN
STEEL TECHNOLOGIES INC.
AND
NATIONAL CITY BANK

          This First Amendment to Rights Agreement (this "First Amendment"), made as of this 28th day of February, 2007, between Steel Technologies Inc., a Kentucky corporation (the "Company"), and National City Bank, a national banking association, as rights agent (the "Rights Agent"), amends the Rights Agreement dated as of April 24, 1998, between Steel Technologies Inc. and National City Bank as successor Rights Agent (the "Rights Agreement").

RECITALS

A.          Pursuant to the Rights Agreement, the Board of Directors of the Company authorized and declared a dividend distribution of one right (each a "Right" and collectively the "Rights") for each share of the Common Stock (as defined in the Rights Agreement) of the Company outstanding at the close of business on May 14, 1998 (the "Record Date"), and authorized the issuance of one Right in respect of each share of common stock of the Company issued between the Record Date and the Distribution Date (as such term is defined in Section 1(k) of the Rights Agreement), each Right representing the right to purchase one one-hundredths of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Third Articles of Amendment to the Restated Certificate of Incorporation attached to the Rights Agreement as Exhibit A, upon the terms and subject to the conditions set forth in the Rights Agreement.

B.          The Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement, including all applicable sections, to, among other things, revise the definitions of (i) "Acquiring Person" to exempt Mitsui & Co. (U.S.A.), Inc., a New York corporation ("Mitsui"), Bluegrass Acquisition, Inc., a Kentucky corporation and a wholly-owned subsidiary of Mitsui ("Merger Sub"), and all of their respective affiliates therefrom, and (ii) "Expiration Date" to mean immediately prior to the Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of February 28, 2007, by and among the Company, Mitsui and Merger Sub (the "Merger Agreement"), and to clarify that no "Stock Acquisition Date" or "Distribution Date" will occur solely by reason of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.

C.          Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in order to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW THEREFORE, intending to be legally bound, the Company and the Rights Agent hereby agree that the Rights Agreement is hereby amended as set forth below:

          1.           Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, none of Mitsui, Merger Sub or any of their respective Affiliates or Associates, individually or collectively, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement."

          2.          The following Section 1(p) is inserted into the Rights Agreement, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered subsections are changed to refer to such subsections as if renumbered:

"1(p) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 28, 2007, by and among Mitsui & Co. (U.S.A.), Inc., a New York corporation, Bluegrass Acquisition, Inc., a Kentucky corporation and a wholly-owned subsidiary of Mitsui, and the Company, as it may be amended from time to time. The defined terms "Mitsui," "Merger Sub" and "Effective Time" used herein shall have the meanings ascribed to such terms in the Merger Agreement."

          3.          Section 1(bb) (after giving effect to the renumbering caused by this First Amendment) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement."

          4.          Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement."

          5.          The three clauses (i), (ii) and (iii) at the end of Section 7(a) of the Rights Agreement are deleted in their entirely and replaced with the following four clauses:

            "(i) the close of business on May 14, 2008 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the Effective Time (the earlier of (i),(ii), (iii) and (iv) being herein referred to as the "Expiration Date")"

          6.          Section 13(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Merger Agreement nor (ii) the consummation of the transactions contemplated by the Merger Agreement shall be deemed to be an event described in this Section 13(a) and shall not cause the Rights to be adjusted or exercisable in accordance with Section 12 or 13."

          7.          Section 13(b)(ii) of the Rights Agreement is amended to add the following at the end thereof:

"Notwithstanding anything in this Rights Agreement to the contrary, none of Mitsui, Merger Sub or any of their respective Affiliates or Associates, individually or collectively, shall be deemed to be a Principal Party solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement."

          8.          The following Section 15 is inserted into the Rights Agreement, and all subsequent sections are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered:

"Section 15. Treatment of Merger Agreement. Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution nor delivery of the Merger Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement, shall cause a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) Event or a Section 13 Event."

          9.          Effectiveness. This First Amendment shall be deemed effective immediately upon execution hereof by the Company and the Rights Agent. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          10.          Miscellaneous. This First Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state. This First Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this First Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this First Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated..

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

STEEL TECHNOLOGIES INC.	NATIONAL CITY BANK

By: /s/ Bradford T. Ray	By: /s/ Matthew Hostelley
Name: Bradford T. Ray Title: Chief Executive Officer	Name: Matthew Hostelley Title: Vice President